Exhibit 99.1

PRESS RELEASE

CONTACT INFORMATION

Kip E. Meintzer, Investor Relations	Cynthia Harris, Public Relations
PalmSource, Inc.	PalmSource, Inc.
408.400.1909	408.400.1928
Kip.Meintzer@PalmSource.com	Cynthia.Harris@PalmSource.com

PalmSource Announces Q3 FY04 Results

SUNNYVALE, Calif. – March 18, 2004 – PalmSource®, Inc. (NASDAQ: PSRC), a leading developer and licensor of platform software that enables mobile information devices, today reported revenues of $21.6 million for the third quarter ended February 27, 2004, as compared to revenues of $26.3 million for the same quarter of the prior fiscal year. Revenues for the nine months ended February 27, 2004 were $55.5 million, compared to revenues of $56.1 million for the same period of the prior fiscal year.

Net income for the third quarter of fiscal year 2004 was $0.6 million, or $0.05 per share on a fully-diluted basis. Net income for the same quarter of the prior fiscal year was $0.7 million, or $0.07 per share on a fully-diluted basis. Net loss for the nine months ended February 27, 2004 was $12.3 million, or $1.20 per share on a fully-diluted basis, as compared to a net loss of $18.3 million, or $1.83 per share on a fully-diluted basis, for the same period of the prior fiscal year.

At February 27, 2004, cash, cash equivalents and restricted investments were $33.3 million. Cash utilized for operating activities during the third quarter was $2.2 million.

On a non-GAAP basis that excludes the effect of stock–based compensation, amortization of intangible assets, restructuring, and/or separation (related to the spin-off of PalmSource from palmOne) net income for the third quarter of fiscal year 2004 was $3.6 million. This compares to a non-GAAP net income for the same quarter of the prior fiscal year of $4.4 million. Non-GAAP net income for the nine months ended February 27, 2004 was $1.7 million, as compared to a non-GAAP net loss of $11.1 million for the same period of the prior fiscal year.

Business Outlook

Management’s current outlook for the fourth quarter is as follows:

•	Revenues are expected to be in the range of $17 million, plus or minus 5%.

•	Financial results on a GAAP basis are expected to be in the range of a net loss of $4 million to $7 million; and on a non-GAAP basis, are expected to be in the range of a net loss of $1 million to $3 million. The difference between our financial results on a GAAP basis and a non-GAAP basis is expected to be primarily the result of charges for stock based compensation and restructuring costs that may be incurred.

•	Cash flow used by operating activities is expected to be in the range of $4 million to $6 million.

Third Quarter Highlights

During the third quarter PalmSource introduced Palm OS Cobalt, a new enhanced version of the Palm operating system designed to enable the creation of innovative smartphones and new categories of devices for the communications, enterprise, education and entertainment markets. PalmSource also announced Palm OS Garnet, the latest version of the popular Palm OS 5, designed to accelerate the development of Palm Powered™ handhelds and smartphones. Palm OS Cobalt made its public debut at the PalmSource Developer Conference held in San Jose, CA that featured the latest offerings from licensees, partners and developers. “Palm OS Cobalt is the most significant new software product we’ve developed,” said David Nagel, PalmSource president and chief executive officer. The new Cobalt platform is optimized for the development of state-of-the-art smartphones, enterprise-strength smart mobile devices, and it will enable the creation of new classes of mobile devices to serve a wide variety of market segments.”

Additionally, in the third quarter, PalmSource:

•	Announced that PalmSource and Research In Motion (RIM) (NASDAQ: RIMM; TSX: RIM) have entered into a joint software development agreement to create a BlackBerry® connectivity solution for Palm OS licensees and anticipate negotiating a technology distribution agreement for the BlackBerry connectivity solution on Palm OS at a later date.

•	Reaffirmed the business relationship with AlphaSmart, Inc. (NASDAQ: ALSM) by extension of the term of the license agreement by an additional two and one half years, acceleration of the receipt of revenues into the third quarter of fiscal 2004 and subsequent quarters and revision of other key business terms.

•	Together with GSPDA, a subsidiary of Group Sense (International) Limited (GSL, HKEx: 0601), announced the G88 GSM smartphone. The G88 is a full-featured smartphone that combines telephony features with the traditional Palm OS personal information management functionality.

•	Launched Palm Powered Mobile World in Europe, connecting mobile operators, infrastructure providers and software developers to bring Palm OS solutions to market, and announced collaborations with Orange (Paris/London:OGE) and Telefónica Móviles España (Madrid/NYSE: TEF), to accelerate availability and extend the reach of Palm Powered smartphones.

•	Announced plans to partner with NVIDIA® Corporation (NASDAQ: NVDA) to enhance the graphics acceleration in Palm Powered smart mobile devices running Palm OS Cobalt and Palm OS Garnet. NVIDIA joins existing Palm OS Ready partners including Intel Corporation, ATI Technologies, Inc., Motorola, Inc., Samsung Semiconductor and Texas Instruments.

•	Expanded Java™ support for Palm OS through the licensing for distribution to PalmSource’s customers of IBM’s WebSphere™ MicroEnvironment (WME) Java™ 2 Micro Edition (J2ME) certified runtime environment and WebSphere Studio Device Developer (WSDD) toolset.

PalmSource Analyst /Investor Conference Call

INVESTOR’S NOTE: The company will hold a conference call for the public on March 18, 2004, at 2 p.m. Pacific/5 p.m. Eastern to discuss matters covered in this press release. The live conference call will be available over the Internet by logging onto the investor relations section of PalmSource’s website at http://www.palmsource.com/about/ir.html. An audio replay of the conference call also can be accessed at the same URL beginning on March 18, 2004 no later than 4 p.m. Pacific / 7 p.m. Eastern. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors through CCBN’s individual investor center at www.companyboardroom.com, by visiting any of the investor sites in CCBN’s Individual Investor Network or via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). This press release will be furnished on a Form 8-K and posted on our website prior to the investor conference call.

NON-GAAP FINANCIAL MEASURES: Non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The company’s management refers to these non-GAAP financial measures — such as non-GAAP net income and net loss — in making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this news release.

Safe Harbor Statement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements that refer to plans and expectations for the fourth quarter and the future regarding the following: operating results; products, services and the features of each; PalmSource’s outlook; customers; profitability; and liquidity and capital resources. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including, without limitation, the following: PalmSource’s ability to anticipate demand for its software and its customers’ products; consummation of transactions with new and existing licensees; PalmSource’s licensees meeting PalmSource’s expectations and their obligations; PalmSource’s ability to hire, retain, integrate and motivate sufficient qualified personnel; the effects of restructuring actions PalmSource may take from time to time; PalmSource’s ability to secure and protect its intellectual property; risk associated with international operations; PalmSource’s ability to control and successfully manage its expenses and cash position; fluctuations in the demand for PalmSource’s existing and future products and services and growth in PalmSource’s industries and markets; PalmSource’s ability to build, maintain and benefit from strategic alliances; the ability of PalmSource and RIM to successfully negotiate and execute a technology distribution agreement; the outcome or initiation of patent infringement litigation related to RIM; the ability of PalmSource and NVIDIA to timely and successfully create and distribute to Palm OS licensees software drivers for the GoForce family of media processors; the ability of Palm OS Cobalt and Palm OS Garnet tools and components and the Palm OS Ready Program to provide the anticipated results and benefits including enhancement of the graphics acceleration in Palm Powered smart mobile devices; PalmSource’s ability to compete with existing and new competitors; possible future price cutting or other actions by competitors; PalmSource’s ability to successfully operate as a separate independent company. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in PalmSource’s most recent filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended November 28, 2003. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

About PalmSource

PalmSource, Inc. is the company behind Palm OS, a flexible platform that enables the creation of powerful, innovative and easy-to-use smart mobile devices. We license Palm OS to leading smart mobile information device manufacturers, including Founder Technology, Garmin, GSPDA, Kyocera, Lenovo, palmOne™, Samsung and Sony. Palm OS has attracted a large and loyal following, with approximately 30 million Palm Powered products sold to date. More information about PalmSource is available at www.palmsource.com, http://www.palmsource.co.uk, http://www.palmsource.fr, http://www.palmsource.de and http://www.palmsource.com.cn.

Palm OS and PalmSource are registered trademarks of, and Palm Powered is a trademark of, Palm Trademark Holding Company, LLC. Each trademark, trade name or service mark of any other company appearing in this press release belongs to its holder.

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PalmSource, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Revenues:
Related party license and royalty	$2,958	$18,675	$23,588	$38,127
Third party license and royalty	17,303	5,560	27,983	13,413

Total license and royalty	20,261	24,235	51,571	51,540
Related party support and service	87	254	500	1,282
Third party support and service	1,221	1,785	3,402	3,290

Total support and service	1,308	2,039	3,902	4,572

Total revenues	21,569	26,274	55,473	56,112

Cost of revenues:
License and royalty	1,111	1,931	3,102	6,264
Support and service	460	779	1,432	2,132

Total cost of revenues	1,571	2,710	4,534	8,396

Gross profit	19,998	23,564	50,939	47,716

Operating expenses:
Research and development	8,343	10,162	25,069	30,554
Sales and marketing	4,303	4,419	13,201	12,732
General and administrative	3,217	3,284	9,120	8,761
Stock-based compensation	2,803	434	6,625	1,856
Restructuring	—	2,172	—	2,172
Amortization of intangible assets	—	104	163	314
Separation costs	181	960	7,273	2,853

Total operating expenses	18,847	21,535	61,451	59,242

Income (loss) from operations	1,151	2,029	(10,512)	(11,526)
Interest expense	(193)	(138)	(466)	(378)
Interest and other income (expense), net	(105)	(507)	(67)	(4,382)

Income (loss) before income taxes	853	1,384	(11,045)	(16,286)
Income tax provision	256	650	1,269	2,034

Net income (loss)	$597	$734	$(12,314)	$(18,320)

Basic net income (loss) per share	$0.06	$0.07	$(1.20)	$(1.83)

Shares used in computing basic net income (loss) per share	10,667	10,000	10,298	10,000

Diluted net income (loss) per share	$0.05	$0.07	$(1.20)	$(1.83)

Shares used in computing diluted net income (loss) per share	11,186	10,667	10,298	10,000

Reconciliation between GAAP net income (loss) and Non-GAAP net income (loss) as follows:

GAAP net income (loss)	$597	$734	$(12,314)	$(18,320)
Stock-based compensation	2,803	434	6,625	1,856
Amortization of intangible assets	—	104	163	314
Restructuring	—	2,172	—	2,172
Separation costs	181	960	7,273	2,853

Non-GAAP net income (loss)	$3,581	$4,404	$1,747	$(11,125)

PalmSource, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	February 29, 2004	May 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$31,611	$37,465
Receivable from related parties	—	5,132
Accounts receivable, net	6,056	583
Prepaids and other	3,425	1,305

Total current assets	41,092	44,485
Restricted investments	1,676	1,671
Property and equipment, net	2,607	3,419
Goodwill	52,845	52,845
Intangible assets, net	177	976
Other assets	1,187	1,211

Total assets	$99,584	$104,607

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,841	$2,868
Payable to Palm, Inc.	—	1,911
Deferred revenue	10,139	9,392
Accrued restructuring	—	349
Other accrued liabilities	7,529	9,215

Total current liabilities	21,509	23,735
Non-current liabilities:
Note payable to Palm Inc., including accrued interest	—	20,744
Deferred revenue and other	11,422	13,848
Long-term convertible subordinated note	15,000	—

Series A redeemable convertible preferred stock	—	20,000

Stockholders’ equity:
Common stock	12	10
Additional paid-in capital	108,089	61,939
Accumulated other comprehensive income	621	448
Unamortized stock-based compensation	(8,638)	—
Accumulated deficit	(48,431)	(36,117)

Total stockholders’ equity	51,653	26,280

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$99,584	$104,607